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                                                                     EXHIBIT 8.1



                   Letterhead of Stinson, Mag & Fizzell, P.C.



NovaStar Mortgage Funding Corporation
1901 West 47th Place, Suite 105
Westwood, Kansas  66205

                         Re:  S-3 Registration Statement -
                              NovaStar Home Equity Loan Asset-Backed Bonds and Certificates (Tax Matters)

Ladies and Gentlemen:

          We have acted as special tax counsel to NovaStar Mortgage Funding Corporation, a Delaware corporation (the "Company"), in connection with the preparation of the registration statement on Form S-3 (the "Registration Statement") relating to the proposed offering from time to time in one or more series (each a "Series") of NovaStar Home Equity Loan Asset-Backed Bonds (the "Bonds") and Certificates (the "Certificates") (the Bonds and the Certificates are collectively referred to as the "Securities"). The Registration Statement will be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). The term "Prospectus" means the Prospectus and forms of Prospectus Supplement included in the Registration Statement. The Term "Registration Statement" means the Registration Statement on Form S-3, including the exhibits thereto and all amendments thereto filed and declared effective prior to the date of issuance of the Securities.

          We have examined the question of whether the Securities will have the tax treatment described in the Prospectus. Our analysis is based upon and limited to federal law as set forth in the Internal Revenue Code of 1986, as amended to date, and the Treasury regulations promulgated thereunder as in effect on the date hereof, the position of the Internal Revenue Service ("IRS") set forth in published revenue rulings, revenue procedures and other announcements, and published court decisions in effect on the date hereof.
These authorities are subject to change and to differing interpretations, which could apply retroactively. Our opinion is not binding on the courts or the IRS.

          In general, whether a transaction constitutes the issuance of indebtedness or the sale of assets for federal income tax purposes is a question of fact, the resolution of which is based primarily upon the economic substance of the instruments and the transaction pursuant to which they are issued rather than the form of the transaction or the manner in which the instruments are labeled. The IRS and the courts have set forth various factors to be taken into account in determining whether or not a transaction constitutes the issuance of indebtedness or the sale of assets for federal income tax purposes, which we have reviewed as they apply to the

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transactions described in the Prospectus. Our opinion is limited to each Series of Securities on which we act as special tax counsel to the Company.

          Based on the foregoing, and such legal and factual investigations as we have deemed appropriate, we are of the opinion that for federal income tax purposes:

          1. The Securities, assuming they are issued as described in the Prospectus, will have the federal income tax treatment described in the Prospectus.

          2. We hereby adopt and confirm the information appearing under the caption "Material Federal Income Tax Consequences" in the Prospectus and confirm that it represents our opinion with respect to the matters discussed therein.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Material Federal Income Tax Consequences" in the Prospectus which is a part of the Registration Statement. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under the Act or the rules and regulations thereunder.

                              Very truly yours,

                              /s/ STINSON, MAG & FIZZELL, P.C.